Exhibit 99.1

GlyEco Announces Acquisition of WEBA Technology Corp. and Recovery Solutions & Technologies Inc.

Acquisition will create a leading provider of vertically integrated glycol solutions

ROCK HILL, SC, December 27, 2016 (ACCESS NEWSWIRE) – GlyEco, Inc. (OTC: GLYE) ("GlyEco" or the "Company"), a leader in sustainable glycol technologies, announced agreements today to acquire WEBA Technology Corp. (“WEBA”), a privately-owned company that develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer industries; and Recovery Solutions & Technologies Inc. (“RS&T”), a privately-owned company involved in the development and commercialization of glycol recovery technology. In addition, RS&T has signed an agreement to purchase certain glycol distillation assets from Union Carbide Corporation, a wholly-owned subsidiary of The Dow Chemical Company (“Dow”), at Institute, West Virginia, with the transaction expected to close on December 28, 2016, subject to customary closing conditions.

The combination of GlyEco, WEBA, and RS&T brings together leading, complementary components to form a leading provider of vertically integrated glycol solutions, well positioned to shape the future of glycol production, process technology, and product delivery. The combined Company will manage a broad continuum of ethylene glycol solutions, including retail direct delivery and pick-up, ASTM E1177 Type EG-1 engine coolant grade ethylene glycol production, and the ability to formulate unique additive products to produce finished fluids that meet ASTM and industry specifications.

Mr. Ian Rhodes, Chief Executive Officer and President said, “At GlyEco, we have been actively advancing our glycol-focused strategies while WEBA has been diversifying and building its national additive product lines for making antifreeze/coolant for light-duty automotive to heavy-duty diesel vehicles, and water/glycol heat transfer fluids for HVAC heating and air conditioning systems. Our two organizations complement each other in a way few others could, and the glycol distillation assets RS&T will acquire will allow us to become the first vertically integrated glycol solutions provider in North America.”

Mr. Rhodes continued, “This acquisition strategy will accelerate our collective ability to positively impact ethylene glycol production and delivery across the country. The transaction and related human resources will significantly increase our ability to implement and improve on our patented technology and better service our expanding client relationships in our direct delivery, bulk, and service verticals. Our Company competes in a highly-fragmented marketplace and we will now have the critical first mover advantage to capitalize on reselling opportunities across our various offerings, and generate significant value for our shareholders. We are excited for the future and look forward to the opportunity to combine the resources of these great companies.”

The Company expects to finance these transactions with cash on hand and debt, including a private placement of notes.

About GlyEco, Inc.

GlyEco is a collector, manufacturer, and distributor of glycol products sold to automotive and industrial customers throughout the United States. Our six facilities deliver superior quality glycol products through a fully-integrated solutions platform. We are dedicated to providing solutions, not just products: consistent, timely, and customized service; environmentally safe handling of waste; product and technology education; and technical performance support.

For further information, please visit: http://www.glyeco.com

About GlyEco West Virginia (Glycol Solutions Center)

The facility is uniquely designed to process industrial waste glycol. Once acquired, the unit will be utilized as the only currently active process that produces a product that both meets the virgin glycol antifreeze grade specification, ASTM E1177 EG-1, and achieves the important aesthetic requirement for most applications of having no odor. It will be the largest glycol re-distillation plant in North America, with a capacity of 14-20 million gallons per year, several times higher processing capacity than the next largest glycol recycling facility.

The facility is located at the Dow Institute Site in Institute, WV.

About WEBA Technology Corp.

WEBA Technology develops, manufactures and markets additive packages for the antifreeze/coolant, gas patch coolants and heat transfer fluid industry. Our strengths are our ability to formulate unique products combined with extensive manufacturing process design skills and an outstanding reputation in our markets. Our additive package product line includes one-step additive systems and standardized treat rates for making antifreeze/coolants for automobile and heavy-duty diesel equipment, and glycol/water heat transfer fluids.

Our staff has over 45 years’ experience in the chemical field including direct experience with reclamation of all types of glycols, distillation systems, Nano-filtration and other types of pre-, post- and the actual processing of glycols. Our additive packages have passed the rigorous testing provided by ASTM (American Society of Testing Materials www.astm.org).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

GlyEco, Inc.

Ian Rhodes

Chief Executive Officer, President and Interim Chief Financial Officer

irhodes@glyeco.com

866-960-1539